UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 28, 2006

JMAR Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10515	68-0131180
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10905 Technology Place, San Diego, California		92127
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 946-6800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Laurus Master Fund, Ltd. ("Laurus") is the holder of all of the outstanding shares of the Company's Series F, G and H Convertible Preferred Stock issued in January and February, 2004. On March 28, 2006, the Company issued a new Series I Convertible Preferred Stock to replace $6,393,980 of the Series F-H Preferred Stock, leaving $1,456,020 of the Series G Preferred Stock outstanding. The parties also amended the remaining redemption schedule of the Series G Preferred Stock (the issuance of the Series I and the amendments to the Series G are referred to below as the 2006 Amendments). The 2006 Amendments have the effect of deferring the $7,850,000 in redemption payments, as follows: a) 6 monthly redemption payments originally commencing August 2006 ($150,000 per month plus a 2% fee) are deferred one year and reduced to $122,178 per month; b) $6,588,314 of the redemption payment originally due February 2007 is deferred until August 2008; and c) the remaining $528,618 is payable at $27,822 per month starting February 2007 through July 2008. In consideration for these deferrals, the conversion price for $6,393,980 of the Series F-H Preferred Stock (previously $2.00) was reduced to $1.16 per share. In addition, the exercise price (originally ranging from $3.42 to $3.82) of warrants that are exercisable into 200,000 shares originally issued in connection with the Series F-H Preferred Stock was reduced to $1.16. The amended warrants are not exercisable for six months. The redemption payments will be reduced to the extent that there are conversions of the Preferred Stock into common stock.

Also on March 28, 2006, the Company and Laurus replaced the Company's Working Capital Line that terminated on March 21, 2006 with a new working capital line (2006 Working Capital Line). The 2006 Working Capital Line allows the Company to borrow from time-to-time up to 90% of eligible accounts receivable and up to 50% of eligible inventory up to $500,000, up to an aggregate maximum of $3 million. The 2006 Working Capital Line is non-convertible and has no financial ratio covenants. The interest rate on the 2006 Working Capital Line is equal to the prime rate plus 2 percent. In connection with the 2006 Working Capital Line, the Company issued two warrants to Laurus to purchase a total of 458,181 shares of common stock at an exercise price of $0.01 per share and paid fees of $108,000. Of the 458,181 warrants, 240,000 vest in March 2007 based on the average borrowings under the 2006 Working Capital Line with an exercise price based on the three day average stock price prior to March 28, 2007, but no less than $1.00. Both warrants are not exercisable for six months and expire in March 2016.

Item 3.02 Unregistered Sales of Equity Securities.

As reported more fully in Item 1.01 above and incorporated herein by reference, on March 28, 2006, the Company issued a new Series I Convertible Preferred Stock to Laurus with a stated value of $6,393,980 to replace $6,393,980 of the outstanding Series F-H Preferred Stock, leaving $1,456,020 of the Series G Preferred Stock outstanding. The new Series I Preferred Stock is convertible into shares of Common Stock at a conversion price of $1.16 per share. As reported more fully in Item 1.01 above and incorporated herein by reference, in connection with the issuance of the Series I Preferred Stock, the Company also reduced the exercise price (originally ranging from $3.42 to $3.82) of warrants previously issued to Laurus in February 2004 for the purchase of 200,000 shares of Common Stock to $1.16 per share. As reported more fully in Item 1.01 above and incorporated herein by reference, in connection with the new 2006 Working Capital Line, on March 28, 2006 the Company issued two warrants to Laurus to purchase a total of 458,181 shares of common stock, with an exercise price of $0.01 per share and a term of ten years. All of the above transactions were exempt under Section 4(2) of the Securities Act of 1933.

Item 8.01 Other Events.

On March 29, 2006, the Company issued a Press Release reporting the completion of the financing transactions described in this Report, a copy of which is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 - Press Release issued on March 29, 2006 relating to the renewal of the Company's $3 million Working Capital Line and amendment of the terms of its Preferred Stock.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMAR Technologies, Inc.

April 3, 2006	By:	Dennis E. Valentine

Name: Dennis E. Valentine
Title: Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued on March 29, 2006 relating to the renewal of the Company's $3 million Working Capital Line and amendment of the terms of its Preferred Stock.